BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

[285 Madison Avenue

New York, NY 10017]

INDIVIDUAL RETIREMENT ANNUITY QUALIFICATION RIDER

This Rider modifies the Contract/Certificate (hereinafter referred to as Contract) to which it is attached so that it may qualify as an Individual Retirement Annuity (IRA) under Section 408(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations under the Code (“Income Tax Regulations”). The provisions in this Rider supersede any contrary provisions in the Contract, including the provisions of any other riders or endorsements issued with the Contract. However, the Contract may contain further restrictions (including but not limited to the types and number of contributions which will be accepted, the form of distributions which are permitted, and the minimum Accumulation Period prior to commencement of payments under an income annuity), which will continue to apply to the extent consistent with federal tax law. As used herein, the term “issuer,” “we,” “our” or “us” means Brighthouse Life Insurance Company of NY.

This Rider is being added to the Contract in order to comply with the federal tax rules that apply to the administration of the Contract and the payment of the proceeds of the Contract or the payment of any death benefit. The Owner will comply with the provisions of this Rider to prevent loss of the advantages of tax deferral and to prevent tax penalties. The effective date of the provisions in this Rider are the same as the date of issue shown on the Contract Schedule page, or the date the provision is required under the federal tax law, if later. The following conditions, restrictions and limitations apply.

Exclusive Benefit	This Contract is established for the exclusive benefit of You and Your beneficiaries.

Owner and Annuitant

Unless otherwise permitted by the Code, the owner and annuitant (hereinafter collectively referred to as You or Your) of this Contract must be the same individual and cannot be changed after the Contract Date. A joint owner and/or a contingent annuitant cannot be named under this Contract. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, or is maintained for the benefit of a designated beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this Contract as the surviving spouse’s own IRA, references in this document to “You” or “Your” are to the deceased individual.

Fixed Premiums	This Contract does not require fixed premiums.

Transfer of Ownership/Assignment

Your interest in this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose to any person. No loans shall be made under this Contract, unless permitted by the Code. Certain rules may apply in the case of a transfer pursuant to divorce under the terms of a Court Order or separation agreement, as defined in Code Section 408(d)(6).

Creditor Claims	To the extent permitted by law, Your rights or benefits or those of the beneficiary under this Contract shall not be subject to the claims of creditors or any legal process.

Nonforfeitability	Your entire interest in this Contract is nonforfeitable.

Contribution Limits

All contributions to this Contract must be in cash. Except in the case of a rollover contribution as permitted by Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16) of the Code, a nontaxable transfer from an individual retirement plan under Section 7701(a)(37) of the Code, or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) program as described in Section 408(k) of the Code, ongoing contributions to this Contract (if permitted) shall not exceed the annual limits in accordance with Sections 408(b) and 219(b) of the Code (or such other amount provided by applicable federal tax law). In particular, unless otherwise provided by applicable federal tax law:

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A.   The total cash contributions shall not exceed $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

B.   In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter. To the extent provided under federal tax law, this dollar amount may be increased in future years.

C.  In addition to the amounts described in paragraphs A and B above, an individual may make additional contributions specifically authorized by statute, such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster, and certain amounts received in connection with the Exxon Valdez litigation.

D. A cash contribution, if otherwise permitted under the Contract, can be made for any taxable year, including any taxable year in or after the calendar year in which You attain age 70 1⁄2.

No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an individual retirement account under Code Section 408(a) or an individual retirement annuity under Code Section 408(b) used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date that You first participated in that employer’s SIMPLE IRA plan.

If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C), no additional contributions will be accepted, other than those permitted by federal tax law and the terms of the Contract.

Compensation

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Code Section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the individual’s gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2) if executed on or before December 31, 2018, and not modified after that date to provide otherwise. The term “compensation” also includes any differential wage payments as defined in Code Section 3401(h)(2) and any amount that is included in income and paid to the individual to aid the individual in the pursuit of graduate or postdoctoral study as described in Code Section 219(f)(1).

Required Minimum Distributions

Notwithstanding any provision of this Contract to the contrary, the distribution of an individual’s interest in the Contract shall be made in accordance with the minimum distribution requirements of Code Sections 408(b)(3) and 401(a)(9) and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference.

Distributions During Your Lifetime

A. By Your required beginning date, Your entire interest in the Contract must be (1)

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   distributed in a lump sum or (2) begin to be distributed over (a) Your life or the lives of You and Your designated beneficiary, or (b) a period not extending beyond Your life expectancy or the joint and last survivor expectancy of You and Your designated beneficiary. See “Definitions and Special Rules” below for the meaning of “required beginning date.”

B.   Prior to the date that distributions under the Contract commence in the form of annuity payments, the amount to be distributed for each calendar year, beginning with the calendar year in which You attain age 72 (age 70 1⁄2 if You were born before July 1, 1949, or such other age provided under applicable federal tax law) and continuing through the calendar year of Your death, shall not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the applicable distribution period under Section 1.401(a)(9)-9 of the Income Tax Regulations or such other table required by applicable federal tax law.

C.  If distributions are made in the form of an annuity, see paragraph D under the heading “Definitions and Special Rules,” below, for more information.

D.  If this Contract is an inherited IRA within the meaning of Code Section 408(d)(3)(C) or otherwise is maintained for a designated beneficiary of a deceased employee or individual under an eligible retirement plan (as defined in Code Section 402(c)(8)(B)), this subsection “Distributions During Your Lifetime” does not apply unless (1) such designated beneficiary is the surviving spouse of the deceased employee or individual, and (2) for federal tax purposes such spouse is treated as the owner of this IRA, rather than as the designated beneficiary of the deceased employee or individual. See “Distributions Upon Your Death” for the applicable rules if this subsection does not apply by reason of this paragraph D.

Distributions Upon Your Death

A.   If You die before Your entire interest in the Contract has been distributed, the remaining interest in the Contract will be distributed in accordance with a distribution method that (1) we make available, and (2) satisfies applicable federal tax requirements. We may limit the distribution methods we make available, based on our administrative procedures. As a result, some of the distribution methods described in this “Distributions Upon Your Death” section may not be available with this Contract, provided that we make other distribution methods available that satisfy applicable federal tax requirements.

B.   If You die before Your entire interest in the Contract has been distributed and the beneficiary is a designated beneficiary –

(1) In general. Subject to the exception for an eligible designated beneficiary in paragraph B(2) below, the entire interest in the Contract will be distributed in accordance with applicable federal tax law within 10 years after Your death or such later date prescribed by Income Tax Regulations.

(2) Exception for eligible designated beneficiaries. Subject to the limitations set forth in paragraph D under the heading “Definitions and Special Rules” below, if any portion of Your interest is payable to (or for the benefit of) an eligible designated beneficiary, such portion will be distributed in accordance with applicable federal tax law –

(i)   over the life of such eligible designated beneficiary or over a period not extending beyond the life expectancy of such eligible designated beneficiary, with distributions starting no later than:

(a) 1 year after Your death or such later date prescribed by Income Tax Regulations, or

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(b) if later, the date You would have attained age 72 (age 70 1⁄2 if You were born before July 1, 1949) or such later date provided under applicable federal tax law, provided that the eligible designated beneficiary is Your surviving spouse, or

(ii)  within 10 years after Your death or such later date prescribed by Income Tax Regulations.

(3) Rules upon death of an eligible designated beneficiary.

(i)   If an eligible designated beneficiary dies before the portion of the interest to which this paragraph B applies is entirely distributed, the exception under paragraph B(2)(i) shall not apply to any beneficiary of such eligible designated beneficiary and the remainder of such portion shall be distributed within 10 years after the death of such eligible designated beneficiary or such later date prescribed by Income Tax Regulations.

(ii)  If the eligible designated beneficiary is Your surviving spouse and he or she dies before distributions to such spouse under paragraph B(2)(i) begin, this paragraph B shall be applied as if the surviving spouse were the owner of the IRA for federal tax purposes, rather than a beneficiary. For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph B(2)(i). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(4) Notwithstanding the above requirements of this paragraph B, to the extent required by federal tax law, if You die on or after Your required beginning date, any remaining interest in this IRA will be distributed at least as rapidly as under the method of distributions being used as of the date of Your death.

C.  Application of paragraph B. Except as otherwise provided under applicable federal tax law –

(1) Paragraph B applies to distributions if You die after December 31, 2019,

(2) If You died before January 1, 2020, and Your designated beneficiary dies after such date, the entire remaining interest in the Contract shall be distributed within 10 years after such designated beneficiary’s death or such later date prescribed by Income Tax Regulations, and

(3) If You and Your designated beneficiary both died before January 1, 2020, the entire remaining interest in the Contract will be distributed as required by Code Section 401(a)(9) and the Income Tax Regulations thereunder, as in effect prior to amendment by section 401 of Division O of the Further Consolidated Appropriations Act, 2020, Pub. L. No. 116-94, the provisions of which are incorporated herein by reference.

D.  If You die before Your entire interest in the Contract has been distributed and the beneficiary is not a designated beneficiary (as defined below), unless otherwise provided under applicable federal tax law the remaining interest in this Contract will be distributed as follows –

(1) If You die on or after Your required beginning date (or die on or after the date annuity payments commence if distributions commence prior to Your required beginning date in the form of an annuity in accordance with Q&A-1 of Section 1.401(a)(9)-6 of the Income Tax Regulations), the remaining interest will be

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   distributed in accordance with Code Section 401(a)(9) and the Income Tax Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of Your death.

(2) If You die prior to Your required beginning date (and prior to the date annuity payments commence), the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of Your death.

E.   In cases where federal tax law requires the entire interest in this Contract to be distributed within a specified timeframe following an applicable death, we may pay such distributions more rapidly. For example, we may require that such distributions occur immediately or within 5 years after the applicable death, without regard to whether federal tax law permits the distribution to be paid later.

F.   If the sole designated beneficiary of this IRA is Your surviving spouse, he or she may elect to treat the Contract as his or her own, whether or not distributions had commenced prior to Your death. This election will be deemed to have been made if such surviving spouse makes a contribution to this Contract (if permitted) or fails to choose any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained and distributions will be based on the surviving spouse’s age and life expectancy.

G.  Life expectancy is determined using the applicable table in Section 1.401(a)(9)-9 of the Income Tax Regulations or such other table required by applicable federal tax law.

H.  If distributions are made in the form of an annuity, see paragraph D under the heading “Definitions and Special Rules,” below, for more information.

Alternative Calculation Method

If You own more than one IRA, the required minimum distributions that otherwise must be paid under this Contract during Your life (other than distributions made in the form of an annuity) may be withdrawn from one or more of Your other IRAs in accordance with Q&A-9 of Section 1.408-8 of the Income Tax Regulations.

Likewise, the required minimum distributions that otherwise must be paid under this Contract after Your death (other than distributions made in the form of an annuity) may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of Section 1.408-8 of the Income Tax Regulations. In these circumstances, You or Your beneficiary, as applicable, shall be responsible for determining that the minimum distribution requirements of federal tax law are met, and we shall have no responsibility for such determination. If this Contract provides that withdrawal charges will not be applied to the extent of a distribution required under Code Sections 401(a)(9) and 408(b)(3), then withdrawal charges will not apply only to the extent required to satisfy such required distribution with respect to this Contract.

Definitions and Special Rules

A.   Required beginning date. The term “required beginning date” means the first day of April following the calendar year in which You attain age 72 (or attain age 70 1⁄2 if You were born before July 1, 1949), or such later date provided under applicable federal tax law.

B.   Designated beneficiary. The term “designated beneficiary” means any individual designated as a beneficiary by You under the Contract. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Income Tax Regulations.

C.  Eligible designated beneficiary.

(1) The term “eligible designated beneficiary” means any designated beneficiary who

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   is —

(a) Your surviving spouse,

(b) subject to paragraph C(2) below, Your child who has not reached majority (within the meaning of Code Section 401(a)(9)(F)),

(c)  disabled (within the meaning of Code Section 72(m)(7)),

(d) a chronically ill individual (within the meaning of Code Section 7702B(c)(2), except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

(e) an individual not described in any of the preceding clauses of this paragraph C(1) who is not more than 10 years younger than You.

   Except to the extent that applicable federal tax law permits otherwise, the determination of whether a designated beneficiary is an eligible designated beneficiary shall be made as of the date of Your death.

(2) Special rule for children. Subject to Code Section 401(a)(9)(F), an individual described in paragraph C(1)(b) shall cease to be an eligible designated beneficiary as of the date the individual reaches majority and any remainder of the portion of the interest in this Contract to which paragraph B(2)(i) under the heading “Distributions Upon Your Death” applies shall be distributed within 10 years after such date or such later date prescribed by Income Tax Regulations.

D.  Special rules for annuity payments. Unless otherwise provided under applicable federal tax law –

(1) Distributions in the form of annuity payments must satisfy the applicable requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, the provisions of which are herein incorporated by reference.

(2) The distribution periods for annuity payments cannot exceed the applicable periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations.

(3) Distributions made in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year.

(4) Annuity payments must satisfy the minimum distribution incidental benefit requirements in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

(5) Annuity payments must be nonincreasing or increase only as permitted by Q&A-14 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

(6) If distributions (including distributions commencing on or before the required beginning date while You are alive) are made in the form of an annuity, the first annuity payment must be the payment which is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code Section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date determined under A-3(a) or (b) (whichever is applicable) of Section 1.401(a)(9)-3 of the Income Tax Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

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(7) If annuity payments commence after the date distributions are required to commence (the required beginning date in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the Income Tax Regulations in the case of distributions commencing after death), distributions must be made in accordance with Q&A-1(e) of Section 1.401(a)(9)-5 of the Income Tax Regulations.

(8) After annuity payments commence to You or a designated beneficiary, they may need to be modified if necessary to comply with the minimum distribution requirements under applicable federal tax law. See “Distributions Upon Your Death,” above. In addition, we may limit or change the annuity payment options that are available under the Contract, based on our current administrative procedures or to ensure that any distributions that would become payable under an annuity option after the death of You or Your designated beneficiary will comply with such minimum distribution requirements without needing to modify the annuity payments after they begin.

E.   Entire interest. Unless otherwise provided under applicable federal tax law, the “entire interest” in this IRA Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations. Also, prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited under the contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited) that will be provided under the contract.

F.   Exceptions. The foregoing notwithstanding, no minimum distribution is required (1) for any period that is so provided under Code Section 401(a)(9) or 408(b)(3) or any Income Tax Regulations or other published guidance from the Internal Revenue Service (“IRS”) relating thereto, or (2) with respect to any account balance that is exempt from the minimum distribution requirements under such Code Sections, Income Tax Regulations, or IRS guidance.

Reports

As the issuer of this Contract, we will furnish You reports concerning the status of this Contract at least annually and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Administrative Compliance/Amendment

As issuer of this Contract, we have the right to interpret its provisions in accordance with the Code and Income Tax Regulations thereunder in order to comply with federal tax rules and to maintain this Contract’s qualification as an IRA under Section 408(b). If the Code and related law, Income Tax Regulations and rulings require a distribution greater or sooner than described above in order to keep this Contract qualified under the Code, we will administer the Contract in accordance with these laws, Income Tax Regulations and rulings. This Contract may be amended by us at any time to maintain its qualified status under Section 408(b) of the Code, following all necessary regulatory approvals. Any such amendment may be made retroactively effective if necessary or appropriate to conform to the requirements of the Code (or any State law granting IRA tax benefits).

Brighthouse Life Insurance Company of NY has caused this Rider to be signed by its [Secretary].

   [Secretary]

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